Exhibit 99.1

Section 17 of the Employee Stock Option Plan has been amended to send in its entirety as follows:

17.           EFFECT OF MERGER OR OTHER REORGANIZATION

If the Corporation shall be the surviving corporation in a merger or other reorganization, an Option shall extend to stock and securities of the Corporation to the same extent that a holder of that number of Shares immediately before the merger or consolidation corresponding to the number of Shares covered by the Option would be entitled to have or obtain stock and securities of the Corporation under the terms of the merger or consolidation. If the Corporation dissolves, sells substantially all of its assets, is acquired in a stock for stock or securities exchange, or is a party to a merger or other reorganization in which it is not the surviving corporation (each of the foregoing being referred to as a “Transaction”), then each Option shall fully vest and become fully exercisable commencing upon the date the action of the shareholders (or the Board if shareholders’ action is not required) is taken to approve the Transaction and thereafter may be exercised for a period of sixty (60) days, and, upon the expiration of that period, all Options and all rights thereto shall automatically terminate; provided, however, that each Option to purchase shares authorized for issuance under the Plan by shareholder action taken on or after April 25, 2011, shall, instead, fully vest and become fully exercisable upon the occurrence of a Transaction and thereafter may be exercised for a period of sixty (60) days, and, upon the expiration of that period, each such Option and all rights thereto shall automatically terminate.